Back to Form 8-K
Exhibit 99.1

Tom Tran To Step Down as Chief Financial Officer of WellCare

TAMPA, Fla. (Feb. 21, 2014) — WellCare Health Plans, Inc. (NYSE: WCG) announced that Tom Tran, senior vice president and chief financial officer (CFO), will be leaving the company. He has agreed to help facilitate a smooth transition to a new CFO and will remain with WellCare until a successor is appointed or until November 30. The company has initiated a national search for a new CFO.

“Tom’s contributions to WellCare were instrumental at a time when the company was undergoing great transformation,” said Dave Gallitano, WellCare’s chairman of the board and CEO. “However, it was mutually agreed that it was an appropriate time for Tom to pursue other opportunities. Tom has been of great service to the company. I appreciate Tom’s willingness to help in this transition, and wish him the best in the future.

“With this transition, WellCare’s board of directors does not anticipate any further changes among the existing members of the company’s senior management team,” Gallitano added.

Gallitano was named interim CEO in November 2013, replacing Alec Cunningham. At that time, the company stated that it was conducting a national search for a new CEO, and expected to name a successor sometime during the second or third quarter of 2014. While the company continues its search for a new CEO, the board and Gallitano agreed that he will remain in the CEO role as long as necessary to ensure a smooth transition to new leadership.

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services targeted to government-sponsored health care programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Fla., WellCare offers a variety of health plans for families, children, and the aged, blind, and disabled, as well as prescription drug plans. The company serves approximately 3.3 million members nationwide as of January 1, 2014. For more information about WellCare, please visit the company's website at www.wellcare.com.

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CONTACTS:
Investor Relations
Gregg Haddad
813-206-3916
gregg.haddad@wellcare.com

Media Relations
Crystal Warwell Walker
813-206-2697
crystal.walker@wellcare.com

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